Consent of Independent Registered Public Accounting Firm

Board of Directors

United Community Bancorp

Lawrenceburg, Indiana

We consent to incorporation by reference in Registration Statement No. 333-186075 and 333-186074 on Form S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 30, 2013, on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity and cash flows for the two years in the period ended June 30, 2013 which reports appear in the 2013 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 27, 2013